EXHIBIT 3.1



                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              WEINER'S STORES, INC.

                  WEINER'S STORES, INC., a corporation duly incorporated by the filing of its original Certificate of Incorporation (the "Original Certificate of Incorporation") with the Secretary of State of the State of Delaware on December 23, 1991 (the "Company"), desiring to amend and restate said Original Certificate of Incorporation, such restated Certificate of Incorporation having been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware, hereby certifies as follows:

                  1. This Restated Certificate of Incorporation amends and restates the Original Certificate of Incorporation of the Company and has been duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), pursuant to the authority granted to the Company under Section 303 of the DGCL to put into effect and carry out the Plan of Reorganization under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") for the Company (the "Plan"), as confirmed on August 13, 1997 by order of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Provision for the making of this Restated Certificate of Incorporation is contained in the order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Company.

                  2. The Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

                  FIRST: The name of the corporation is "WEINER'S STORES, INC. " (the "Company").

                  SECOND: The address of the registered office of the Company in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The registered agent for the Company at such address is The Corporation Trust Company.

                  THIRD:   The nature of business and purpose of the Company is
to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (the "DGCL").

                  FOURTH: The total number of shares of all classes of capital stock which the Company shall have authority to issue is 60,000,000 shares, consisting of

                  (i) 10,000,000 shares of Preferred Stock, without par value (the "Preferred Stock"), and

                  (ii) 50,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock").

                  Except as otherwise provided by law, the shares of capital stock of the Company, regardless of class, may be issued by the Company from time to time in such amounts, for such lawful consideration and for such corporate purpose(s) as the Board of Directors may from time to time determine.


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                  Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this paragraph FOURTH. Each series of Preferred Stock shall be distinctly designated. The Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issuance of a particular series of Preferred Stock, the voting powers, if any, of each such series (subject to paragraph NINTH hereof), and the designations, preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Restated Certificate of Incorporation and the laws of the State of Delaware.

                  Subject to the provisions of applicable law or of the Company's By-Laws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law, the holders of outstanding shares of capital stock of the Company shall exclusively possess the voting power for the election of directors of the Company and for all other purposes as prescribed by applicable law, with each holder of record of shares of Common Stock or Preferred Stock having voting power being entitled to one vote for each share of Common Stock or Preferred Stock registered in his or its name on the books, registers and/or accounts of the Company.

                  FIFTH: A director of the Company shall not be personally liable either to the Company or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, or (ii) for acts or omissions which are not taken or omitted to be taken in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director would be liable under Section 174 of the DGCL or any amendment or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither the amendment nor the repeal of this paragraph FIFTH nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this paragraph FIFTH shall eliminate or reduce the effect of this paragraph FIFTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph FIFTH, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

                  The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Company at any time after the Effective Time against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the DGCL, and any other applicable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions shall be deemed to be a contract between the Company and each director and officer who serves in such capacity at any time while this paragraph FIFTH and the relevant provisions of the DGCL and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore brought or threatened based in whole or in part upon any such state of facts.

                  The Company may indemnify any person who was or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Company after the Effective Time, or is or was serving at the request of the Company, as a director, officer, employee or agent after the

                                     Exhibit 3.1 - Page 2


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Effective Time of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by the DGCL, and any other applicable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which any such person may be entitled apart from the foregoing provisions.

                  SIXTH:   Notwithstanding Section 228(a) of the DGCL, the
stockholders of the Company shall be prohibited from taking any action by means of a written consent in lieu of a meeting.

                  SEVENTH: The number of directors constituting the entire Board of Directors shall be no fewer than five (5) and no more than nine (9), as may be fixed from time to time, subject to paragraph EIGHTH hereof, by action of a majority of the entire Board of Directors. Election of directors need not be by written ballot.

                  EIGHTH: Notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Common Stock shall be required to
(i) remove any director(s) from the Board of Directors or increase the number of directors constituting the entire Board of Directors, or (ii) amend this Restated Certificate of Incorporation (except as set forth in the paragraph NINTH hereof) or the Company's By-Laws, or (iii) approve any merger or other business combination, share exchange, or the sale, lease or exchange of all or substantially all of the Company's assets and property (other than in the usual and regular course of business) or a reclassification of securities or recapitalization of the Company, or (iv) change the state of incorporation of the Company.

                  NINTH: Notwithstanding any other provision contained herein, the Company, as a Debtor (as defined in the Plan referred to below) under the Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for the Company (the "Plan") shall not issue nonvoting equity securities in connection with the Plan and shall comply, to the extent applicable, with Section 1123(a)(6) of the Bankruptcy Code of 1978, as amended. This paragraph NINTH shall not be amended or repealed prior to 180 days after the Effective Time; provided that after the expiration of such 180-day period, this paragraph NINTH may be amended or repealed by the affirmative vote of a majority of the outstanding stock entitled to vote thereon in accordance with Section 242 of the DGCL.


                                     * * * *

                  3. At the Effective Time, as contemplated by the Plan, each share of the Company's old Class A Voting Common Stock, par value $100.00 per share, and old Class A Non-Voting Common Stock, par value $100.00 per share, outstanding immediately prior to the Effective Time, shall, without any further action on the part of the Company or of any holder of stock of the Company, be cancelled and cease to represent any ownership interest in the Company, and new fully paid and nonassessable shares of the Common Stock will be issued pursuant to the Plan.

                  4. This Restated Certificate of Incorporation shall become effective at 12:00 noon, Delaware time, on August 26, 1997 (the "Effective Time"), and shall not become effective until such time.

                                     Exhibit 3.1 - Page 3


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                  IN WITNESS WHEREOF, Weiner's Stores, Inc., has caused its
corporate seal to be hereunto affixed and this certificate to be signed by Herbert R. Douglas, its President and Chief Executive Officer, and attested to by Raymond J. Miller, its Vice President, Chief Financial Officer, Treasurer and Secretary, on this 26th day of August, 1997.

                                             WEINER'S STORES, INC.



                                             By: /s/ Herbert R. Douglas
                                                 -------------------------------
                                                 Herbert R. Douglas
                                                 President and Chief
                                                 Executive Officer

Attest:


/s/ Raymond J. Miller
--------------------------------
Raymond J. Miller
Vice President, Chief Financial
Officer, Treasurer and Secretary



[Corporate Seal]

                                     Exhibit 3.1 - Page 4